Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:
Marcy Graham	Sarah Thailing
Sr. Director, Investor Relations	Principal
Genoptix, Inc.	Wordanista
760-930-7150	619-255-7337
investorrelations@genoptix.com	sarah@wordanista.com

GENOPTIX REPORTS OPERATING RESULTS FOR THE THIRD QUARTER AND FIRST NINE

MONTHS OF 2010

Company Reports Year-To-Date Revenue Up Nine Percent Over Prior Year

CARLSBAD, Calif. – November 4, 2010 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenues of $49.5 million for the third quarter of 2010. Net income was $4.4 million or $0.24 per diluted share for the quarter.

“We have managed more than 46,000 patient cases year-to-date, a 10% increase in case volumes, and a 9% improvement in revenues over the same period in 2009,” said Tina S. Nova, Ph.D., President and CEO of Genoptix. “We ended the third quarter with over 1,350 actively ordering physician customers, a population we hope to grow as our team continues to provide high quality diagnostic services in oncology and hematomalignancy testing.”

“This quarter, we plan to introduce our first proprietary offering utilizing HistoRX’s AQUA® Technology for the analysis of fluorescent immunohistochemistry, which will enable quantitative assessment of ER/PR/HER 2 for patients with breast cancer,” Dr. Nova continued. “With the introduction of these tests licensed exclusively from HistoRX on the AQUA platform, we are taking another step toward providing more comprehensive services to our physician customers and their patients.”

Third quarter revenues of $49.5 million include a $1.6 million benefit from changes in accounting estimates resulting from cash collections in excess of revenue recognized in prior periods. Third quarter revenue decreased 3% from revenue of $50.8 million for the comparable period in 2009, which included a $4.4 million benefit from changes in accounting estimates. When excluding changes in accounting estimates for each period, third quarter 2010 revenues increased by approximately 3% year-over-year.

®	AQUA is a registered trademark of HistoRX, Inc.

Gross profit for the third quarter of 2010 was $28.4 million, or 57% of revenue, as compared to $32.4 million, or 64% of revenue, for the third quarter of 2009. Operating income for the third quarter of 2010 was $9.0 million, or 18% of revenue, compared to operating income of $16.4 million, or 32% of revenue, for the same period in 2009. The reduction in margins is primarily due to the increase in costs related to the new laboratory facility brought into service at the end of the second quarter of 2010, increases in personnel, and the reduction in changes in revenue accounting estimates.

Net income was $4.4 million for the third quarter of 2010, or $0.24 diluted earnings per share (EPS), based on 18.1 million weighted average common shares outstanding and a tax rate for the quarter of 52%. This compares to net income of $9.5 million for the third quarter of 2009, or EPS of $0.53, based on 18.0 million weighted average common shares outstanding and a tax rate of 43%.

Year To Date Results

Revenues for the first nine months of 2010 totaled $147.9 million, including a $3.8 million benefit from changes in accounting estimates resulting primarily from strong cash collections related to prior years. This is an increase of approximately 9% over revenues of $135.3 million for the comparable period in 2009, which included a $6.4 million benefit from similar changes in accounting estimates. When excluding changes in accounting estimates for each period, revenues for the first nine months of 2010 increased by approximately 12% year-over-year.

Gross profit for the first nine months of 2010 was $87.5 million, up from $84.7 million for the same period in 2009. As a percentage of revenues, 2010 year-to-date gross margin was 59% of revenues as compared to 63% of revenues for the first nine months of 2009. Operating income for the first nine months of 2010 was $29.0 million, or 19% of revenues, compared to operating income of $39.9 million, or 30% of revenues, for the same period in 2009. The reduction in margins is primarily due to the increase in costs related to the new laboratory facility brought into service at the end of the first half of 2010, increases in personnel, and the reduction in changes in revenue accounting estimates.

Net income was $15.3 million for the first nine months of 2010, or EPS of $0.84, based on 18.2 million weighted average common shares outstanding and a tax rate of 48%. This compares to net income of $23.3 million for the first nine months of 2009, or EPS of $1.30.

As of September 30, 2010, the Company’s total cash, cash equivalents, and investment securities were $143.3 million. Cash generated from operations was $23.1 million for the first nine months of 2010, while purchases of capital equipment for the same period totaled $26.3 million. Average days sales outstanding (DSO) was 77 days for the quarter.

“We have realigned our hiring plans for the remainder of the year to be consistent with current levels of business. We now expect to end the year with approximately 95 sales representatives on the team and approximately 48 hematopathologists on staff with Cartesian Medical Group, providing us with the capacity to manage our case load well into 2011,” said Sam Riccitelli, Genoptix EVP and COO. “The completion of our year-long expansion is expected to provide the facilities capacity to enable us to double the size of our business in the years to come.”

Performance Outlook

Genoptix expects revenues for the full-year 2010 between $192 and $195 million with full-year gross margins in the mid- to high-fiftieth percentile.

Full-year operating margins for 2010 are expected to be in the high teens of total revenues, with net income between $17 and $18 million, and diluted EPS between $0.95 and $1.00 on 18.2 million shares. This assumes a tax rate of approximately 48% for the full-year, a rate inflated by an approximate 2.5% one-time increase relating to a change in California tax regulation.

The Company intends to provide detailed guidance on expectations for the coming year early in 2011.

Conference Call Information

A conference call will take place today, Thursday, November 4, 2010, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO, Tina S. Nova, Ph.D., and other members of senior management. To access the live conference call via phone, dial 800-573-4754 in the U.S. or Canada and 617-224-4325 for international callers. Please specify to the operator that you would like to join the “Genoptix Third Quarter 2010 Earnings Conference Call.” The participant code for the call is 96795959. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, November 11, 2010. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 77666858.

The conference call will also be webcast live on the “Investors” section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary. If you are unable to listen to the live webcast, a replay will be available through Thursday, December 2, 2010.

About Genoptix, Inc.

Genoptix is a leading specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to its physician customers, community-based hematologists, and oncologists. On the forefront of personalized diagnostic services, Genoptix’s highly trained group of hematopathologists utilize sophisticated technology to provide integrated testing and actionable diagnostic reports. Its diagnostic services are designed to optimize the care of patients suffering from hematomalignancies, or cancers of the blood and bone marrow, including leukemia and lymphoma, and other forms of cancer. Founded in 1999, Genoptix is a member of the Nasdaq Global Select Market, the S&P SmallCap 600 Index and the Russell 2000 Index and is headquartered in Carlsbad, California. For more information, please visit www.genoptix.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), this release contains non-GAAP financial measures. The comparisons of revenue for the three and nine months ended September 30, 2010 and 2009 that exclude the changes in accounting estimates for each period are non-GAAP financial measures. The Company believes that the non-GAAP financial measures included in this release provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company further believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods, and uses these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP that are also included in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the Company’s ability to focus on the needs of community-based hematologists and oncologists, to provide high quality and more comprehensive diagnostic services and to address and adapt to the changing environment, the success of the Company’s business model, the Company’s ability to optimize the care of patients and have adequate capacity to manage its future case load, and the Company’s growth prospects. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. These risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and most recent Quarterly Report on Form 10-Q and subsequent filings with the United States Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$49,522	$50,807	$147,858	$135,294
Cost of revenues	21,104	18,402	60,349	50,603

Gross profit	28,418	32,405	87,509	84,691
Operating expenses:
Sales and marketing	10,224	8,217	31,075	22,538
General and administrative	8,478	7,287	25,943	21,168
Research and development	720	522	1,529	1,049

Total operating expenses	19,422	16,026	58,547	44,755

Income from operations	8,996	16,379	28,962	39,936
Interest and other income	200	334	730	1,268

Income before income taxes	9,196	16,713	29,692	41,204
Income tax expense	4,799	7,251	14,350	17,926

Net income	$4,397	$9,462	$15,342	$23,278

Net income per share:
Basic	$0.25	$0.55	$0.88	$1.38

Diluted	$0.24	$0.53	$0.84	$1.30

Shares used to compute net income per share:
Basic	17,591	17,089	17,492	16,909

Diluted	18,145	17,965	18,169	17,892

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,068	$27,945
Short-term investment securities	118,503	113,049
Accounts receivable, net	35,801	27,707
Income tax receivable	1,598	—
Deferred tax asset	5,406	5,406
Other current assets	3,391	3,320

Total current assets	184,767	177,427
Property and equipment, net	37,361	13,826
Restricted cash	180	270
Long-term investment security	4,524	3,786
Long-term deferred tax asset	1,525	1,800
Other long-term assets	1,824	346

Total assets	$230,181	$197,455

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$8,759	$8,322
Accrued compensation	7,733	4,667
Income tax payable	1,417	1,557
Deferred revenues	1,454	1,225
Deferred rent	306	331

Total current liabilities	19,669	16,102
Long-term deferred rent	1,722	1,732
Other long-term liabilities	101	117

Stockholders’ equity:
Preferred stock	—	—
Common stock	18	17
Additional paid-in capital	173,468	160,064
Treasury stock	(68)	(25)
Accumulated other comprehensive loss	(65)	(546)
Retained earnings	35,336	19,994

Total stockholders’ equity	208,689	179,504

Total liabilities and stockholders’ equity	$230,181	$197,455

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net income	$15,342	$23,278
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,201	2,583
Provision for doubtful accounts	3,963	2,240
Stock-based compensation expense	9,541	7,306
Excess tax benefits from stock-based compensation awards	(2,964)	(3,403)
Amortization of premium on investment securities, net	1,640	458
Deferred taxes	—	(29)
Realized gain on sale of investment securities	(6)	—
Loss on sale of property and equipment	3	6
Changes in operating assets and liabilities:
Accounts receivable	(12,057)	(10,165)
Other current and long-term assets	(53)	(713)
Accounts payable and accrued expenses	(138)	2,922
Accrued compensation	3,066	4,552
Income taxes	1,229	3,756
Deferred revenues	229	754
Deferred rent	137	43

Net cash provided by operating activities	23,133	33,588

Investing activities:
Purchase of property and equipment	(26,332)	(3,240)
Purchase of investment securities	(102,890)	(120,508)
Proceeds from sales and maturities of investment securities	95,820	67,434
Purchase of intangibles	(1,520)	(150)
Release of restricted cash	90	90

Net cash used in investing activities	(34,832)	(56,374)

Financing activities:
Proceeds from issuance of common stock, net	1,496	1,609
Payment of taxes for issuance of restricted stock units	(595)	(458)
Excess tax benefits from stock-based compensation awards	2,964	3,403
Repurchase of common stock	(43)	(11)

Net cash provided by financing activities	3,822	4,543

Net decrease in cash and cash equivalents	(7,877)	(18,243)
Cash and cash equivalents at beginning of period	27,945	38,108

Cash and cash equivalents at end of period	$20,068	$19,865